EXHIBIT 11.1

BAIRNCO CORPORATION AND SUBSIDIARIES

CALCULATION OF BASIC AND DILUTED EARNINGS (LOSS) PER SHARE

FOR THE QUARTERS ENDED SEPTEMBER 28, 2002 AND SEPTEMBER 29, 2001

(Unaudited)

	2002	2001
BASIC EARNINGS (LOSS) PER COMMON SHARE:

Net income (loss)	$ 1,084,000	$ (3,311,000)
Average common shares outstanding	7,334,000	7,328,000
Basic Earnings (Loss) Per Common Share	$ 0.15	$ (0.45)

DILUTED EARNINGS (LOSS) PER COMMON SHARE:

Net income (loss)	$ 1,084,000	$ (3,311,000)
Average common shares outstanding	7,334,000	7,328,000
Common shares issuable in respect to options issued to employees with a dilutive effect	9,000	--
Total diluted common shares outstanding	7,343,000	7,328,000
Diluted Earnings (Loss) Per Common Share	$ 0.15	$ (0.45)

EXHIBIT 11.2

BAIRNCO CORPORATION AND SUBSIDIARIES

CALCULATION OF BASIC AND DILUTED EARNINGS (LOSS) PER SHARE

FOR THE NINE MONTHS ENDED SEPTEMBER 28, 2002 AND SEPTEMBER 29, 2001

(Unaudited)

	2002	2001
BASIC EARNINGS (LOSS) PER COMMON SHARE:

Net income (loss)	$ 2,989,000	$ (1,271,000)
Average common shares outstanding	7,331,000	7,318,000
Basic Earnings (Loss) Per Common Share	$ 0.41	$ (0.17)

DILUTED EARNINGS (LOSS) PER COMMON SHARE:

Net income (loss)	$ 2,989,000	$ (1,271,000)
Average common shares outstanding	7,331,000	7,318,000
Common shares issuable in respect to options issued to employees with a dilutive effect	6,000	--
Total diluted common shares outstanding	7,337,000	7,318,000
Diluted Earnings (Loss) Per Common Share	$ 0.41	$ (0.17)